NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2016

(La Jolla, California) - May 9, 2016 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the first quarter ended March 31, 2016. PICO reported shareholders’ equity of $340.1 million ($14.76 per share) at March 31, 2016, compared to $346.4 million ($15.04 per share) at December 31, 2015.

First Quarter Segment Results of Operations

For the first quarter of 2016, PICO reported a net loss of $6.8 million ($0.29 per share), compared to a net loss of $16.8 million ($0.73 per share) in the first quarter of 2015. Our first quarter segment results of operations were (in thousands):

	Three Months Ended March 31,
	2016	2015
Revenue by operating segment:
Water resource and water storage operations	$161	$210
Real estate operations	68,272	43,680
Corporate	604	1,434
Total revenue	$69,037	$45,324

Loss before taxes by operating segment:
Water resource and water storage operations	$(1,693)	$(1,492)
Real estate operations	(75)	(3,779)
Corporate	(3,027)	(3,812)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(4,795)	(9,083)
(Provision) benefit for federal, foreign, and state income taxes	(158)	239
Equity in loss of unconsolidated affiliate		(483)
Loss from continuing operations	(4,953)	(9,327)
Loss from discontinued agribusiness operations, net of tax	(40)	(10,482)
Loss on sale of discontinued agribusiness operations, net of tax	(1,849)
Net loss from discontinued agribusiness operations, net of tax	(1,889)	(10,482)
Net loss	(6,842)	(19,809)
Net loss attributable to noncontrolling interests	41	2,984
Net loss attributable to PICO Holdings, Inc.	$(6,801)	$(16,825)

PICO’S President and Chief Executive Officer, John Hart, commented:

“UCP increased its homebuilding revenue by $25.6 million, or 60%, year-over-year to $68.2 million as homes delivered increased to 167 homes, or 36.9%, year-over-year, and the average selling price increased to $409,000, or 16.9%, year-over-year. UCP also increased its reported first quarter year-over-year homebuilding gross margin to 17.6% from 16.5%. As of March 31, 2016, UCP’s backlog stands at 307 units or $136.2 million compared to 223 units or $82.7 million at March 31, 2015. We believe UCP is well positioned for 2016 given its continued strong growth and current level of backlog.

“Our results in the first quarter included a loss from our discontinued agribusiness operations of $1.9 million. This loss arose as we were unable to get regulatory approval for a waste water permit at the levels required under the sale agreement for the discontinued agribusiness operations and we released $1.8 million from an operational escrow account to the buyer in full satisfaction of the issue. We have a further $6 million in escrow for any general indemnification obligations through to January 31, 2017 and any valid claim paid out from this escrow will be recorded as a loss from our discontinued agribusiness operations in future periods.

“Recent adjustments to our overhead should result in approximately $2.3 million in savings per annum.  We continue to explore additional opportunities for savings.”

Net Operating Loss Carryforwards

At March 31, 2016, PICO had approximately $139.3 million of (pre-tax) federal net operating loss carryforwards or NOLs that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in PICO’s Annual Report on Form 10-K for the year ended December 31, 2015 that PICO has filed with the Securities and Exchange Commission.

Net Book Value

The following table is provided as a supplement to the condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
March 31, 2016
Water resource and water storage operations	$184.4
Real estate operations	135.8
Corporate and discontinued agribusiness operations	19.9
Shareholders’ equity	$340.1

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

As of March 31, 2016, our two major investments were:

•	Vidler Water Company, Inc., a water resource development business; and

•
a 56.9% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, the Puget Sound area of Washington State, North Carolina, South Carolina and Tennessee.

OTHER INFORMATION

At March 31, 2016, PICO Holdings, Inc. had a market capitalization of $235.7 million, and 23,037,587 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the savings resulting from our recent adjustments to our overhead, our ability to utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Financial Profiles, Inc.
Paige Hart
phart@finprofiles.com
310-478-2700

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